Exhibit 10.20

FORM OF

AMENDMENT AGREEMENT

THIS AMENDMENT AGREEMENT (this “Agreement”), dated as of June ___, 2012, is entered into by and between Assured Pharmacy, Inc., a Nevada corporation (the “Company”) and the holder identified on the signature page hereto (the “Holder”). Capitalized terms used herein, but not otherwise defined, shall have the meanings ascribed to such terms in the Transaction Documents.

WHEREAS, pursuant to the Securities Purchase Agreement, dated as of ____________  ___, 2011, between the Company and the Holder (the “2011 SPA”) and the agreements entered into in connection therewith, the Company issued 16% Senior Convertible Debentures (the “Debenture”) and common stock purchase warrants (the “Warrants”) to the Holder;

WHEREAS, pursuant to the terms of the Debenture, the Company is required to redeem the applicable Mandatory Redemption Amount in cash or common stock on the First Redemption Date and the Second Redemption Date; and

WHEREAS, the Company and Holder wish to amend the Debenture to extend the Maturity Date of the Debenture and to extend the First Redemption Date and the Second Redemption Date and amend the Warrants to extend the Termination Date.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Holder agree as follows:

1.         Amendments to Debentures.

a.     Maturity Date.  The Company and the Holder hereby agree to extend the Maturity Date of the Debenture issued under the 2011 SPA until December 1, 2013.  As such, “Maturity Date” in the Debenture shall mean “December 1, 2013.

b.     First Mandatory Redemption Date.  The Company and the Holder hereby agree to extend the First Mandatory Redemption Date of the Debentures issued under the 2011 SPA until June 1, 2013.  As such, “First Mandatory Redemption Date” in the Debenture shall mean “June 1, 2013.”

c.     Second Mandatory Redemption Date.  The Company and the Holder hereby agree to extend the Second Mandatory Redemption Date of the Debentures issued under the 2011 SPA until September 1, 2013.  As such, “Second Mandatory Redemption Date” in the Debenture shall mean “September 1, 2013.”

2.           Extension of Exercise Term of Warrants.  In consideration for amending the Debenture, the Company agrees to extend the term of the Warrants issued to the Holder in connection with the 2011 SPA by two years.  As such, “Termination Date” in the Warrants shall mean “the five year anniversary of the Initial Exercise Date.”

3.           Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of the Transaction Documents shall be governed by the terms of Section 5.9 of the 2011 SPA.

4.           Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party, and such counterparts may be delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Amendment Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

ASSURED PHARMACY, INC.

By: /s/  ________________________________
Name:
Title:

HOLDER

By: /s/  ________________________________
Name:
Title: